UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2013

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173105	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Support Agreement

On November 7, 2013, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Affinion Group, Inc., a Delaware corporation (“AGI”), and Affinion Investments, LLC, a Delaware limited liability company (“Affinion Investments”), entered into a support agreement (the “Support Agreement”) with certain holders (the “Significant Holders”) of Holdings’ 11.625% Senior Notes due 2015 (the “Existing Holdings Notes”) and AGI’s 11 1⁄2% Senior Subordinated Notes due 2015 (the “Existing AGI Notes” and, together with the Existing Holdings Notes, the “Existing Notes”), which collectively held, as of such date, approximately $182 million (51%) aggregate principal amount of Existing Holdings Notes and approximately $246 million (76%) aggregate principal amount of Existing AGI Notes. The Support Agreement was entered into in connection with (i) Holdings’ offer to exchange (the “Holdings Exchange Offer”) the Existing Holdings Notes for Holdings’ (a) newly issued 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 (the “New Holdings Notes”), (b) Series A Warrants (the “Series A Warrants”) to purchase 46.1069 shares of Holdings’ Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with Holdings’ Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”, the “Common Stock”), which in the aggregate represent the rights to acquire up to 15% of the pro forma fully diluted ownership of Holdings after giving effect to the Exchange Offers but without giving effect to options granted under Holdings’ management compensation and incentive plans and (c) Series B Warrants (the “Series B Warrants”) to purchase 239.8612 shares of Class B Common Stock, which together with the Series A Warrants, in the aggregate represent the right to acquire up to 50.1% of the pro forma fully diluted ownership of Holdings after giving effect to the Holdings Exchange Offer and options granted under Holdings’ management compensation and incentive plans and (ii) Affinion Investments, LLC’s (“Affinion Investments”) offer to exchange (the “AGI Exchange Offer” and, together with the Holdings Exchange Offer, the “Exchange Offers”) the Existing AGI Notes for Affinion Investments’ newly issued 13.50% Senior Subordinated Notes due 2018 (the “New Investments Notes”), and a related solicitation of consents (the “Consent Solicitations”) to amend the indenture governing the Existing Holdings Notes, dated as of October 5, 2010 (as supplemented to the date hereof, the “Existing Holdings Indenture”), between Holdings and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the indenture governing the Existing AGI Notes, dated as of April 26, 2006 (as supplemented to the date hereof, the “Existing AGI Indenture” and, together with the Existing Holdings Indenture, the “Existing Indentures”), among AGI, the guarantors named therein and the Trustee, in each case, to remove substantially all of the restrictive covenants and certain default provisions. We refer to the Series A Warrants and the Series B Warrants, collectively, as the “Warrants,” and the New Holdings Notes and the Warrants, collectively, as the “New Holdings Securities.” We refer to the New Holdings Notes, the New Investments Notes and the Warrants, collectively, as the “New Securities.”

Pursuant to the Support Agreement, the Significant Holders agreed to tender Existing Notes in the Exchange Offers for New Securities. The consummation of the Exchange Offers and the obligations of the Significant Holders to tender their Existing Notes in the Exchange Offers are subject to certain terms and conditions set forth in the Support Agreement.

The obligations of the Significant Holders to tender their Existing Notes in the Exchange Offers under the Support Agreement are subject to certain conditions which include (i) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (ii) the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the Exchange Offers, (iii) the truth and accuracy of the representations and warranties of Holdings, AGI and Affinion Investments in all material respects on the date of the Support Agreement and the launch date of the Exchange Offers, (iv) no Change of Control (as defined in the Existing Indentures), merger, consolidation, sale of all or substantially all of the assets of Holdings, AGI or Affinion Investments shall have occurred, (v) no voluntary or involuntary bankruptcy proceedings have been initiated by or against Holdings, AGI or Affinion Investments or any of their direct or indirect parents or significant subsidiaries, (vi) no material default or event of default under the Existing Notes or other indebtedness of Holdings or AGI or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million that cannot be cured or waived and (vii) the terms relating to the Exchange Offers contained in the offering memorandum and consent solicitation statement, the letters of transmittal and related documents used by Holdings and Affinion Investments in the Exchange Offers shall be on the terms contained in the Support Agreement, except as provided therein (collectively, the “Tender Conditions”). Holdings and Affinion Investments have agreed to withdraw the Exchange Offers in the event that on any day while the Exchange Offers are outstanding, any of the

Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived by Holdings or Affinion Investments in accordance with the Support Agreement (except as a result of the failure of the Significant Holders to fulfill their obligations under the Support Agreement).

The obligations of Holdings, AGI or Affinion Investments to consummate the Exchange Offers under the Support Agreement are subject to certain conditions which include, among other things, the Support Agreement is in full force and effect and has not terminated in accordance with its terms, and (i) the valid tender and acceptance by us of at least $300,625,000 aggregate principal amount of Existing Holdings Notes in the Holdings Exchange Offer and (ii) the valid tender and acceptance by us of at least $319,950,000 aggregate principal amount of Existing AGI Notes in the AGI Exchange Offer.

Pursuant to the Support Agreement, Holdings and AGI have agreed to pay the Significant Holders’ reasonable and documented attorney’s fees incurred in connection with the Support Agreement and the Exchange Offers. The Support Agreement also provides that Holdings and Affinion Investments may not make any modifications to the terms of the Exchange Offers except (i) any modification to the terms of the Exchange Offers that is technical or conforming in nature and (ii) any modifications by Holdings, AGI or Affinion Investments to the fees payable and interest rates set forth in the amendment to AGI’s senior secured credit facility (the “Credit Agreement”).

The Support Agreement will automatically terminate upon the occurrence of, among other things, (i) any voluntary or involuntary bankruptcy proceedings initiated by or against Holdings or AGI or any of their direct or indirect parents or significant subsidiaries; provided that in the case of involuntary bankruptcy proceedings initiated against Holdings or AGI or any of their direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal for at least 60 days, (ii) the fifth business day following the termination of the Exchange Offers by Holdings and Affinion Investments in accordance with the Support Agreement, provided that the Exchange Offers have not recommenced within five business days, (iii) any court of competent jurisdiction or other competent governmental or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offers in a way that cannot be reasonably remedied by Holdings and Affinion Investments within 45 days after the issuance of such order, (iv) the Exchange Offers shall not have closed by December 31, 2013 (the “Outside Date”), (v) the Exchange Offers shall not have commenced at least 20 business days (as defined in Rule 14d-1 under the Exchange Act) prior to the Outside Date and (vi) the occurrence of any material breach of the Support Agreement by Holdings or Affinion Investments, unless waived by the Significant Holders party to the Support Agreement as of the date thereof holding more than 50% in principal amount of the Existing Holdings Notes or Existing AGI Notes, as applicable. In addition, each Significant Holder has the right to terminate the Support Agreement upon the occurrence of any material default or event of default under the Existing Notes or other indebtedness of Holdings or AGI or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million that cannot be cured or waived.

Item 2.02 Results of Operations and Financial Condition.

On November 7, 2013, AGI issued a press release announcing the results for the third quarter ended September 30, 2013, for both itself and Holdings. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Note: The information contained in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 7.01 Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as expressly set forth by specific reference in such a filing.

As used below, the terms “Affinion,” “we,” “us,” “our” and the “Company” refer to Holdings and its consolidated subsidiaries.

On November 7, 2013, AGI issued a press release announcing the commencement of the Exchange Offers for the Existing Notes in exchange for the New Securities, as described in Item 1.01 above.

Holdings and AGI are providing the following information to holders of Existing Notes in connection with the Exchange Offers:

Summary of the New Holdings Notes, the New Investments Notes and the Extended AGI Notes

General

If the Exchange Offers are consummated,

(1)	Holdings will issue to participating eligible holders its 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 under a new indenture by and between Holdings and Wells Fargo Bank, National Association, as trustee;

(2)	Affinion Investments will issue to participating eligible holders its 13.50% Senior Subordinated Notes due 2018 under a new indenture by and among Affinion Investments, Affinion Investments II, LLC (“Affinion Investments II”) as guarantor, and Wells Fargo Bank, National Association, as trustee; and

(3)	AGI will issue to Affinion Investments its 13.50% Senior Subordinated Notes due 2018 in a principal amount equal to the principal amount of New Investments Notes in exchange for all of the Existing AGI Notes tendered to Affinion Investments in the Exchange Offers.

Certain Terms of the New Holdings Notes, the New Investments Notes and the Extended AGI Notes

The New Holding Notes will be senior secured obligations of Holdings and will mature on September 15, 2018. The New Holdings Notes will be secured by (i) second-priority security interests in 100% of the capital stock of AGI, which security interests shall be junior to the first priority security interests granted to the lenders under the Credit Agreement and (ii) first-priority security interests in all other assets of Holdings, including 100% of the capital stock of Affinion Net Patents, Inc.

Interest on the New Holdings Notes will accrue at the rate of 13.75% per annum. Holdings may, at its option, elect to pay interest on the New Holdings Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding New Holdings Notes or by issuing PIK Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest; provided that if (i) no Default or Event of Default (each as defined in the Credit Agreement) shall have occurred and be continuing or would result from such interest payment, (ii) immediately after giving effect to such interest payment, on a pro forma basis, the Consolidated Leverage Ratio (as defined in the Credit Agreement ) of AGI is less than or equal to 5.0:1.0 as of the last day of the most recently completed fiscal quarter preceding the interest payment date for which financial statements have been delivered to the agent under the Credit Agreement and (iii) immediately after giving effect to such interest payment, on a pro forma basis, the Consolidated Leverage Ratio (as defined in the Extended AGI Note Agreement) of AGI is less than or equal to 5.0:1.0, then Holdings shall be required to pay interest on the New Holdings Notes for such interest period in cash. PIK Interest on the New Holdings Notes will accrue at 13.75% per annum plus 0.75%. Interest for the initial interest period shall be payable as PIK Interest.

Interest on the New Holdings Notes will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2014, and will be payable to the holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date.

The New Investments Notes will be unsecured senior subordinated obligations of Affinion Investments, as issuer, and Affinion Investments II, as guarantor, and will be subordinated in right of payment to their respective guarantees under the Credit Agreement. The New Investments Notes will mature on August 15, 2018. The New Investments Notes will bear interest at a rate of 13.50% per annum. Interest on the New Investments Notes will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2014, and will be payable to the holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date.

The new 13.50% Senior Subordinated Notes of AGI due 2018 (the “Extended AGI Notes”) will be unsecured senior subordinated obligations of AGI, as issuer, and each of the restricted subsidiaries of AGI that guarantee the Existing AGI Notes, and will be subordinated in right of payment to the same extent as the Existing AGI Notes. The Extended AGI Notes will mature on August 15, 2018. The Extended AGI Notes will bear interest at a rate of 13.50% per annum. Interest on the Extended AGI Notes will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2014, and will be payable to the holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date.

Covenants

The indenture for the New Holdings Notes (the “New Holdings Indenture”) will contain covenants that are substantially similar, but not identical, to the covenants included in the Existing Holdings Indenture. Unlike the Existing Holdings Notes, the New Holdings Indenture will prohibit Holdings and its restricted subsidiaries from (i) paying any management fees or termination fees to the sponsors under the existing consulting agreement (although such fees shall continue to accrue on a subordinated basis), (ii) paying any fees to any sponsor in respect of any financing, underwriting, placement service or other investment banking activities, (iii) paying any dividend or distribution on Holdings’ equity interests or from purchasing or otherwise acquiring or retiring for value any such equity interests (subject to limited exceptions) and (iv) issuing equity or debt of Holdings or any of its restricted subsidiaries to any sponsor.

The indenture for the New Investments Notes (the “New Investments Indenture” and, together with the New Holdings Indenture, the “New Indentures”) will contain certain covenants that will limit activities by Affinion Investments, its future restricted subsidiaries (if any) and Affinion Investments II.

The note agreement governing the Extended AGI Notes will contain covenants that will limit activities by AGI and its restricted subsidiaries. Upon the occurrence of an event of default under the note agreement governing the Extended AGI Notes, the trustee for the New Investments Notes, and holders of at least 25% of the principal amount of the New Investments Notes will have the right as third party beneficiaries to enforce the remedies available to Affinion Investments against AGI, and Affinion Investments will not be able to amend the covenants in the Extended AGI Notes in favor of AGI unless it received consent from the holders of a majority of the New Investment Notes.

Optional Redemption

On or after December 12, 2016, the New Holdings Notes are redeemable at the option of Holdings, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the periods set forth below:

Period	Redemption Price
December 12, 2016 to July 14, 2017	106.8750%
July 15, 2017 to February 13, 2018	103.4375%
February 14, 2018 and thereafter	100.0000%

In addition, prior to December 12, 2016, up to 35% of the outstanding New Holdings Notes are redeemable at the option of Holdings, at any time and from time to time, with the net proceeds raised by Holdings in one or more equity offerings (or up to 100% in the case of one or more underwritten public equity offerings), at 113.75% of their principal amount, plus accrued and unpaid interest to the redemption date.

On or after December 12, 2016, the New Investments Notes are redeemable at the option of Affinion Investments, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the periods set forth below:

Period	Redemption Price
December 12, 2016 to July 3, 2017	106.750%
July 4, 2017 to January 23, 2018	103.375%
January 24, 2018 and thereafter	100.000%

In addition, prior to December 12, 2016, up to 35% of the outstanding New Investments Notes are redeemable at the option of Affinion Investments, at any time and from time to time, with the net proceeds raised by Holdings or AGI in one or more equity offerings, at 113.50% of their principal amount, plus accrued and unpaid interest to the redemption date.

In addition, prior to December 12, 2016, the New Notes are redeemable, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of such New Notes redeemed plus a “Make-Whole” premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

The Extended AGI Notes are redeemable at AGI’s option on the same terms discussed above that apply to the New Investments Notes.

Credit Agreement Amendment

The consummation of the Exchange Offers is subject to AGI’s receipt of certain waivers and entering into certain amendments with the lenders under the Credit Agreement such that the consummation of the Exchange Offers will not result in any breach thereunder. Among other items, AGI intends to seek waivers and amendments providing that the lenders will (a) permit the consummation of the Exchange Offers and authorize the agent under the Credit Agreement to enter into necessary intercreditor arrangements, (b) remove the springing maturity provisions applicable to the term facility, (c) modify the financial covenants in the Credit Agreement, (d) agree not to recover from proceeds of assets of Affinion Investments and Affinion Investments II until the earlier of (x) the lenders under the Credit Agreement having exhausted all commercially reasonable remedies available to such lenders under the Credit Agreement, the related loan documentation and applicable law to discharge all obligations under the Credit Agreement and related loan documentation and (y) twelve months after the earlier of (i) the date of first exercise of remedies by the lenders under the Credit Agreement, the related loan documentation and applicable law (other than with respect to Affinion Investments, Affinion Investments II and their respective assets) and (ii) a bankruptcy or insolvency event of default with respect to AGI and any of its subsidiaries under the Credit Agreement and (e) provide for additional flexibility to make dividends to Holdings to be used by Holdings to make certain payments with respect to its indebtedness and to repay, repurchase or redeem subordinated indebtedness of AGI.

Warrant Agreement

In connection with the Exchange Offers, Holdings will enter into a Warrant Agreement with Wells Fargo Bank, National Association, as warrant agent (the “Warrant Agreement”), setting forth the terms and conditions of the Warrants. Pursuant to the terms of the Warrant Agreement, the Series A Warrants will be immediately exercisable upon issuance (the “Issuance Date”) until the tenth anniversary of the Issuance Date, at an exercise price of $0.01 per share (the “Exercise Price”). The Series B Warrants will not become exercisable until and unless on the fourth anniversary of the Issuance Date, 5% or more in aggregate principal amount of the New Holdings Notes issued in the Exchange Offers are then outstanding and unpaid (the “Control Event”), whereupon, if it should ever occur, the Series B Warrants will become exercisable until the tenth anniversary of the Issuance Date at an exercise price equal to the Exercise Price.

Neither the Series A Warrants nor the Series B Warrants will be registered securities, and therefore will be subject to restrictions on transfers under securities laws. In addition, the Warrant Agreement will prohibit the transfer of Warrants and the exercise of Warrants if either would (1) require the approval of, or filings, registrations or notices to or with, a governmental entity, which approvals, filings, registrations or notices have not been granted or made or (2) would result in any class of securities of Holdings having more than 450 “holders of record” (as understood for purposes of Section 12(g) of the Exchange Act), unless such transfer is to or exercise is by a person who is an “accredited investor” or (3) would result in any class of securities of Holdings having more than 1,900 “holders of record.” For the avoidance of doubt, solely for these purposes, and not for any other purposes, including without limitation the obligation to register securities and become a public reporting company pursuant to Section 12(g) of the Exchange Act, the Class B Common Stock and Class A Common Stock shall be deemed a single class of securities.

Prior to the Control Event, the holders of Series A Warrants (together with the holders of any shares of Class B Common Stock issued upon the exercise thereof) will have the right to nominate and elect one director of Holdings (the “Series A Director”), as will be set forth in the Third Amended and Restated Certificate of Incorporation of Holdings (the “Amended COI”).

The Series A Warrants and the Series B Warrants, from the time they become exercisable because a Control Event shall have occurred (collectively, the “Exercisable Warrants”), will be entitled to participate pro rata, on an as-exercised basis, in any dividends and distributions declared on or paid to investors in respect of the Common Stock.

Except as described above with respect to the Series A Director or as described below pursuant to the Warrantholder Rights Agreement (as defined below), holders of Warrants will not have a right to vote on any matter other than those prescribed by Delaware law.

Currently, approximately 68% of the Common Stock of Holdings is beneficially owned by investment funds affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo,” and such investment funds, the “Apollo Funds”), and 21% is beneficially owned by investment funds affiliated with General Atlantic LLC (such investment funds referred to herein as “General Atlantic”). Immediately following the Exchange Offers, assuming all Existing Holdings Notes are tendered in the Holdings Exchange Offer and assuming all of the Series A Warrants are immediately exercised, approximately 58% of the Common Stock of Holdings will be beneficially owned by the Apollo Funds, and approximately 18% will be beneficially owned by investment funds affiliated with General Atlantic.

Warrantholder Rights Agreement

In connection with the Exchange Offers and the issuance of the Warrants, Holdings, Apollo, General Atlantic and the holders of Warrants will enter into a Warrantholder Rights Agreement (the “Warrantholder Rights Agreement”) pursuant to which the parties thereto will have certain rights with respect to the Warrants and Common Stock, including pre-emptive rights on new equity issuances, tag-along rights and drag-along rights. The Warrantholder Rights Agreement contains restrictions on the transfer of Common Stock, other than to affiliates, and all transfers unless any required regulatory approvals, registrations, filings or notices have been obtained or made. In addition, the Warrantholder Rights Agreement will restrict the ability of Holdings and its subsidiaries, in certain instances, to (i) enter into transactions with affiliates (ii) make non-pro rata (including the Exercisable Warrants on an as-exercised basis) redemptions, dividends or distributions, (iii) voluntarily liquidate, dissolve or wind-up the affairs of Holdings or declare bankruptcy, (iv) reorganize, reclassify, reconstruct, consolidate or subdivide Holdings’ share capital or (v) make changes to Holdings’ certificate of incorporation or by-laws adverse to the holders of Warrants.

The Warrantholder Rights Agreement shall terminate upon the dissolution of Holdings, if the number of holders is reduced to zero, upon a change of control or if at any time following the consummation of an underwritten public offering less than 5% of the aggregate principal amount of New Holdings Notes issued in the Exchange Offer remains outstanding.

Holdings Second Amended and Restated Registration Rights Agreement

In connection with the Exchange Offers and the issuance of the Warrants, Holdings’ existing Registration Rights Agreement (as amended, the “Registration Rights Agreement”) will be amended and restated to give the holders of Warrants, acting by a majority in interest, two demand registration rights and unlimited piggyback registration rights after the consummation of a Qualified Public Offering, in each case subject to customary lock-ups and the other terms and conditions set forth therein. In addition, following the Control Event, if it should ever occur, Apollo’s demand registration rights will be reduced from six to the lesser of (i) three and (ii) six minus the number of times Apollo exercised demand registration rights prior to the Control Event. The registration rights will apply only to the shares of Common Stock issued or issuable upon the valid exercise of Warrants, but not to the Warrants themselves.

Holdings Third Amended and Restated Certificate of Incorporation

In connection with the Exchange Offers and the issuance of the Warrants, Holdings’ Second Amended and Restated Certificate of Incorporation will be amended and restated in its entirety by the Amended COI. The amendment will provide for, among other things, the reclassification of the existing common stock of Holdings into Class A Common Stock on a one-for-one basis, the creation of a new class of common stock designated Class B Common Stock and the authorization of the issuance of the Series A Warrants. The rights and privileges of the Class A Common Stock and Class B Common Stock will be substantially similar, including with respect to dividends, distributions and voting, except with respect to the election of directors following a Control Event.

As described above, the holders of Series A Warrants (together with the holders of any shares of Class B Common Stock issued upon the exercise thereof) will have the right to nominate and elect one Series A Director until the fourth anniversary of the Issuance Date. In addition, if a Control Event shall have occurred, thereafter, subject to applicable law and the Warrantholder Rights Agreement, the holders of Class B Common Stock will have the right to nominate and elect a majority of Holdings’ board of directors, and the holders of Class A Common Stock, subject to the Stockholder Agreement (as defined below), as amended, will have the right to nominate and elect the remaining directors of Holdings. In addition, upon the occurrence of a Control Event, if it should ever occur, there will be an adjustment of the votes per share of the Class B Common Stock such that the outstanding Class B Common Stock, together with the shares of Class B Common Stock underlying any then un-exercised Warrants, will equal 50.1% of the total voting power of the Common Stock on a fully diluted basis. Notwithstanding the foregoing, pursuant to the Warrantholder Rights Agreement, none of Apollo, General Atlantic or their respective affiliates will vote their Class B Common Stock or Warrants.

Holdings Third Amended and Restated By-laws

In connection with the Exchange Offers and the issuance of the Warrants, Holdings’ Second Amended and Restated By-laws will be amended and restated in their entirety by the Third Amended and Restated By-laws of Holdings (the “Amended By-laws”). The bylaws of Holdings will be amended to, among other things, take into account the reclassification of the existing Common Stock into Class A Common Stock and the authorization of the new Class B Common Stock, as well as the rights of holders of Class B Common Stock to nominate and elect a majority of Holdings’ Board following a Control Event.

Amendment No. 3 to Holdings Stockholder Agreement

In connection with the Exchange Offers and the issuance of the Warrants, the existing Stockholder Agreement, dated as of January 14, 2011, by and among Holdings, Apollo, General Atlantic, and the investors party thereto (the “Stockholder Agreement”), will be amended (such amendment, “Amendment No. 3 to Stockholder Agreement”) to provide that, if a Control Event shall have occurred, the provisions of the Stockholder Agreement regarding the rights of Major Stockholders thereunder to nominate and elect directors, exercise preemptive rights and certain other information rights will be irrevocably waived and of no further force and effect.

Amendment to AGI’s Amended Consulting Agreement

In connection with the Exchange Offers and the issuance of the Warrants, AGI’s existing Amended and Restated Consulting Agreement, dated as of January 14, 2011, by and between AGI and Apollo Management V, L.P., will be amended to provide that, for so long as the New Holdings Notes remain outstanding while the Consulting Fees (as defined in the Consulting Agreement) continue to accrue, no payments will be made other than reimbursements for up to $100,000 annually for expenses of Apollo incurred in connection with the Consulting

Agreement. Any fees that become payable thereunder will continue to accrue and become payable after all of the New Holdings Notes have been repaid in full. For the avoidance of doubt, the foregoing restriction will not apply (1) to the payment of fees to directors of the Company employed by or otherwise affiliated with Apollo, General Atlantic or their affiliates in the amount such directors are entitled to receive for such services (including any extra amounts for serving on committees) on the date hereof or (2) any reimbursements for expenses such directors are entitled to under the Company’s reimbursement policies for directors.

Summary Financial Data

The following tables present our summary historical consolidated and certain segment financial data as of and for the periods presented. The consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet data have been derived from our audited and unaudited consolidated financial statements, which are incorporated by reference into this offering memorandum. Except as indicated otherwise, the following financial data includes the consolidated results for both AGI and Holdings.

The summary historical financial information for the twelve months ended (“LTM”) September 30, 2013, has been prepared by combining the information for the year ended December 31, 2012 with the information for the nine months ended September 30, 2013 and subtracting the information for the nine months ended September 30, 2012. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period.

The Guarantor Subsidiary/non-Guarantor Subsidiary supplemental financial information presents, in separate columns, the condensed consolidating balance sheet as of September 30, 2013, as well as the condensed consolidating statement of operations and condensed consolidating statement of cash flows on an LTM basis as of September 30, 2013, for (i) AGI on a parent-only basis, with its investment in subsidiaries recorded under the equity method, (ii) the Guarantor Subsidiaries on a combined basis, (iii) the non-Guarantor Subsidiaries on a combined basis and (iv) AGI on a consolidated basis. The guarantees are full and unconditional and joint and several obligations of each of the Guarantor Subsidiaries, all of which are 100% owned by AGI. It is important to note that the Guarantor Subsidiaries and non-Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the transactions contemplated by this Offering Memorandum. There are no significant restrictions on the ability of AGI to obtain funds from any of its Guarantor Subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the Guarantor Subsidiaries and non-Guarantor Subsidiaries as such separate financial statements are not considered meaningful. The term “Guarantor Subsidiary” means any subsidiary of AGI that is a guarantor under the Credit Agreement, the indenture governing AGI’s 7.875% Senior Notes due 2018 (the “AGI Senior Notes”) and the Existing AGI Indenture.

The summary historical consolidated financial data should be read in conjunction with “Capitalization” and our audited and unaudited consolidated financial statements, which are incorporated by reference into this offering memorandum.

Financial Summary ($ in millions)

Affinion Group, Inc.

	Fiscal Year Ended			LTM	Nine Months Ended
	12/31/2010 (1)	12/31/2011 (2)	12/31/2012 (3)	9/30/2013	9/30/2012	9/30/2013
Statement of Operations Data:
Net revenue	$1,376.3	$1,535.2	$1,494.6	$1,387.5	$1,130.0	$1,022.9
Total expenses	1,505.1	1,638.8	1,583.0	1,425.8	1,189.1	1,031.9

Loss before income taxes and non-controlling interest	($128.8)	($103.6)	($88.4)	($38.3)	($59.1)	($9.0)
Income tax expense	(12.8)	(5.2)	(10.2)	(13.5)	(8.9)	(12.2)

Net loss	($141.6)	($108.8)	($98.6)	($51.8)	($68.0)	($21.2)
Less: net income attributable to non-controlling interest	(1.0)	(0.9)	(0.7)	(0.5)	(0.5)	(0.3)

Net loss attributable to Affinion Group, Inc.	($142.6)	($109.7)	($99.3)	($52.3)	($68.5)	($21.5)

Other Data:
Adjusted EBITDA, excluding pro forma adjustments (4)	$318.5	$366.4	$334.8	$328.4	$259.9	$253.5
Interest expense	(158.0)	(148.3)	(150.3)	(162.4)	(111.5)	(123.6)
Capital expenditures	(39.9)	(56.9)	(51.7)	(42.7)	(38.2)	(29.2)
Interest payments	(137.6)	(149.0)	(148.5)	(149.1)	(92.5)	(93.1)
Income tax payments, net of refunds	(9.3)	(2.6)	(7.6)	(7.2)	(6.9)	(6.5)
Balance Sheet Data: (5)
Cash and cash equivalents						$93.3
Total assets						1,441.2
Long-term debt (including current portion)						1,915.5
Total Affinion Group, Inc. deficit						(1,171.7)

(1)	Includes the results of Connexions Loyalty Travel Solutions LLC (“Connexions”) from its acquisition date which was July 1, 2010.
(2)	Includes the results of Webloyalty Holdings, Inc. and its subsidiaries (“Webloyalty”) and Prospectiv Direct, Inc. (“Prospectiv”) from their acquisition dates which were January 14, 2011 and August 1, 2011, respectively.
(3)	Includes the results of Boyner Bireysel Urunler Satis ve Pazarlama A.S. (“Back-Up”), a Turkish provider of concierge and other assistance services to its members, and a sister company, Bofis Turizm ve Ticaret A.S. (“Travel”), a Turkish travel agency, from the acquisition date which was November 14, 2012.
(4)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings, acquisitions, and other cost savings initiatives. For the amount of the pro forma adjustments for each time period, see “Adjusted EBITDA Reconciliation for AGI.”
(5)	Balance Sheet Data as of 9/30/2013.

Affinion Group Holdings, Inc.

	Fiscal Year Ended			LTM	Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013	9/30/2012	9/30/2013
Statement of Operations Data:
Net revenue	$1,376.3	$1,535.2	$1,494.6	$1,387.5	$1,130.0	$1,022.9
Total expenses	1,553.6	1,686.0	1,623.3	1,466.2	1,219.3	1,062.2

Loss before income taxes and non-controlling interest	($177.3)	($150.8)	($128.7)	($78.7)	($89.3)	($39.3)
Income tax expense	(12.8)	(5.2)	(10.2)	(13.5)	(8.9)	(12.2)

Net loss	($190.1)	($156.0)	($138.9)	($92.2)	($98.2)	($51.5)
Less: comprehensive net income attributable to non-controlling interest	(1.0)	(0.9)	(0.7)	(0.5)	(0.5)	(0.3)

Net loss attributable to Affinion Group Holdings, Inc.	($191.1)	($156.9)	($139.6)	($92.7)	($98.7)	($51.8)

Other Data:
Adjusted EBITDA, excluding pro forma adjustments (1)	$318.4	$366.2	$334.7	$328.3	$259.8	$253.4
Interest expense	(192.6)	(188.8)	(190.4)	(202.5)	(141.6)	(153.7)
Capital expenditures	(39.9)	(56.9)	(51.7)	(42.7)	(38.2)	(29.2)
Interest payments	(181.6)	(191.0)	(186.3)	(186.9)	(111.4)	(112.0)
Income tax payments, net of refunds	(9.3)	(2.6)	(7.6)	(7.2)	(6.9)	(6.5)
Balance Sheet Data: (2)
Cash and cash equivalents						93.8
Total assets						1,444.8
Long-term debt (including current portion)						2,238.6
Total Affinion Group Holdings, Inc. deficit						(1,465.5)

(1)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings, acquisitions, and other cost savings initiatives. For the amount of the pro forma adjustments for each time period, see “Adjusted EBITDA Reconciliation for Holdings.”
(2)	Balance Sheet Data as of 9/30/2013.

Adjusted EBITDA Reconciliation for AGI ($ in millions)

Set forth below is a reconciliation of our consolidated net loss attributable to AGI to Adjusted EBITDA as required by the Credit Agreement and the indenture governing the AGI Senior Notes and the Existing AGI Notes.

	For the Fiscal Year Ended			LTM	Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013 (a)	9/30/2012	9/30/2013
Net loss attributable to Affinion Group, Inc.	($142.6)	($109.7)	($99.3)	($52.3)	($68.5)	($21.5)
Interest expense, net	146.4	147.3	149.5	161.8	110.8	123.1
Income tax expense	12.8	5.2	10.2	13.5	8.9	12.2
Non-controlling interest	1.0	0.9	0.7	0.5	0.5	0.3
Other income / expense, net	1.8	(0.2)	0.2	—	0.2	—
Loss on extinguishment of debt	37.0	—	—	—	—	—
Depreciation and amortization	195.2	238.7	184.5	123.2	147.6	86.3
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	(5.9)	8.7	0.4	4.2	—	3.8
Certain legal costs (c)	26.8	14.3	12.3	14.3	2.0	4.0
Net cost savings (d)	7.6	8.3	15.3	9.9	11.7	6.3
Other, net (e)	38.4	52.9	61.0	53.3	46.7	39.0

Adjusted EBITDA, excluding pro forma adjustments (f)	$318.5	$366.4	$334.8	$328.4	$259.9	$253.5

Effect of the pro forma adjustments (g)	9.0	1.7	6.1	11.0

Adjusted EBITDA, including pro forma adjustments	$327.5	$368.1	$340.9	$339.4

(a)	Represents consolidated financial data for the year ended December 31, 2012, minus consolidated financial data for the nine months ended September 30, 2012, plus consolidated financial data for the nine months ended September 30, 2013.
(b)	Eliminates the effect of purchase accounting related to the Company’s acquisition of the Cendant Marketing Services Division (the “Apollo Transactions”), Back-Up and Travel acquisition and Webloyalty acquisition, as well as reorganizations and non-recurring revenues and gains.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	For the twelve months ended September 30, 2013, December 31, 2012, December 31, 2011, and December 31, 2010, eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, including payments to options holders, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) costs associated with certain strategic and corporate development activities including business optimization, (vi) consulting fees paid to Apollo, and (vii) facility exit costs.

Additionally, for the twelve months ended December 31, 2012, eliminates the impairment charge related to goodwill and certain intangible assets of Prospectiv.

(f)	For the twelve months ended September 30, 2013, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on October 1, 2012 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes and the Existing AGI Notes.

For the twelve months ended December 31, 2012, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2012 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes and the Existing AGI Notes.

For the twelve months ended December 31, 2011, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) our acquisition of Webloyalty that was completed in the first quarter of 2011 and (ii) Prospectiv that was completed in the third quarter of 2011. However, we do make such accretive pro forma adjustments for Webloyalty and Prospectiv as if such acquisitions had occurred on January 1, 2011 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes and the Existing AGI Notes.

For the twelve months ended December 31, 2010, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to our acquisition of (i) Connexions that was completed in the third quarter of 2010 and (ii) Webloyalty that was completed in the first quarter of 2011. However, we do make such accretive pro forma adjustments for (i) Connexions as if such acquisition had occurred on January 1, 2010 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes and the Existing AGI Notes and (ii) Webloyalty as if such acquisition had occurred on January 1, 2010 in calculating the Adjusted EBITDA under the indentures governing the AGI Senior Notes and the Existing AGI Notes.

(g)	For the twelve months ended September 30, 2013, gives effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions as if such restructurings and cost savings initiatives had occurred on October 1, 2012; for the twelve months ended December 31, 2012, gives effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Webloyalty, Prospectiv and Back-Up and Travel acquisitions as if such restructurings and cost savings initiatives had occurred on January 1, 2012; for the twelve months ended December 31, 2011, gives effect to the completion of the Webloyalty and Prospectiv acquisitions as if they had occurred on January 1, 2011; and for the twelve months ended December 31, 2010, gives effect to the completion of the Connexions acquisition as if it had occurred on January 1, 2010.

Adjusted EBITDA Reconciliation for Holdings ($ in millions)

Set forth below is a reconciliation of our consolidated net loss attributable to Holdings to Adjusted EBITDA as required by the Existing Holdings Indenture.

	For the Fiscal Year Ended			LTM	Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013 (a)	9/30/2012	9/30/2013
Net loss attributable to Affinion Group Holdings, Inc.	($191.1)	($156.9)	($139.6)	($92.7)	($98.7)	($51.8)
Interest expense, net	191.8	187.7	189.5	201.8	140.9	153.2
Income tax expense	12.8	5.2	10.2	13.5	8.9	12.2
Non-controlling interest	1.0	0.9	0.7	0.5	0.5	0.3
Other income / expense, net	1.9	(0.2)	0.2	—	0.2	—
Loss on redemption of preferred stock	—	6.5	—	—	—	—
Loss on extinguishment of debt	39.7	—	—	—	—	—
Depreciation and amortization	195.2	238.7	184.5	123.2	147.6	86.3
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	(5.9)	8.7	0.4	4.2	—	3.8
Certain legal costs (c)	26.8	14.3	12.3	14.3	2.0	4.0
Net cost savings (d)	7.6	8.3	15.3	9.9	11.7	6.3
Other, net (e)	38.6	53.0	61.2	53.6	46.7	39.1

Adjusted EBITDA, excluding pro forma adjustments (f)	$318.4	$366.2	$334.7	$328.3	$259.8	$253.4

Effect of the pro forma adjustments (g)	9.0	1.7	6.1	11.0

Adjusted EBITDA, including pro forma adjustments	$327.4	$367.9	$340.8	$339.3

(a)	Represents consolidated financial data for the year ended December 31, 2012, minus consolidated financial data for the nine months ended September 30, 2012, plus consolidated financial data for the nine months ended September 30, 2013.
(b)	Eliminates the effect of purchase accounting related to the Apollo Transactions, Back-Up and Travel acquisition and Webloyalty acquisition, as well as reorganizations and non-recurring revenues and gains.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	For the twelve months ended September 30, 2013, December 31, 2012, December 31, 2011, and December 31, 2010, eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, including payments to options holders, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) costs associated with certain strategic and corporate development activities including business optimization, (vi) consulting fees paid to Apollo and (vii) facility exit costs.

Additionally, for the twelve months ended December 31, 2012, eliminates the impairment charge related to goodwill and certain intangible assets of Prospectiv.

(f)	For the twelve months ended September 30, 2013, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions. However, we do make such accretive pro forma adjustments as if such acquisition and restructurings and cost savings initiatives had occurred on October 1, 2012 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes, the Existing AGI Notes and the Existing Holdings Notes.

For the twelve months ended December 31, 2012, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2012 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes, the Existing AGI Notes and the Existing Holdings Notes.

For the twelve months ended December 31, 2011, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) our acquisition of Webloyalty that was completed in the first quarter of 2011 and (ii) Prospectiv that was completed in the third quarter of 2011. However, we do make such accretive pro forma adjustments for Webloyalty and Prospectiv as if such acquisitions had occurred on January 1, 2011 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes, the Existing AGI Notes and the Existing Holdings Notes.

For the twelve months ended December 31, 2010, Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to our acquisition of (i) Connexions that was completed in the third quarter of 2010 and (ii) Webloyalty that was completed in the first quarter of 2011. However, we do make such accretive pro forma adjustments for (i) Connexions as if such acquisition had occurred on January 1, 2010 in calculating the Adjusted EBITDA under the Credit Agreement and the indentures governing the AGI Senior Notes and Existing AGI Notes and (ii) Webloyalty as if such acquisition had occurred on January 1, 2010 in calculating the Adjusted EBITDA under the indentures governing the AGI’s Senior Notes and Existing AGI Notes.

(g)	For the twelve months ended September 30, 2013, gives effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Prospectiv and Back-Up and Travel acquisitions as if such restructurings and cost savings initiatives has occurred on October 1, 2012; for the twelve months ended December 31, 2012, gives effect to the projected annualized benefits of restructurings and other cost savings initiatives in connection with the Webloyalty, Prospectiv and Back-Up and Travel acquisitions as if such restructurings and cost savings initiatives had occurred on January 1, 2012; for the twelve months ended December 31, 2011, gives effect to the completion of the Webloyalty and Prospectiv acquisitions as if they had occurred on January 1, 2011; and for the twelve months ended December 31, 2010, gives effect to the completion of the Connexions acquisition as if it had occurred on January 1, 2010.

Segment Financial Summary ($ in millions)

Affinion Group, Inc.

Net Revenues	For the Fiscal Year Ended			LTM	For the Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013	9/30/2012	9/30/2013
Affinion North America
Membership products	$689.9	$772.3	$706.1	$573.0	$545.3	$412.2
Insurance and package products	345.6	337.7	332.0	307.7	251.2	226.9
Loyalty products	102.5	140.4	155.6	172.0	113.0	129.4
Eliminations	(3.4)	(3.5)	(2.3)	(2.2)	(1.7)	(1.6)

Total North America	$1,134.6	$1,246.9	$1,191.4	$1,050.5	$907.8	$766.9
Affinion International
International products	241.7	288.3	303.2	337.0	222.2	256.0

Total	$1,376.3	$1,535.2	$1,494.6	$1,387.5	$1,130.0	$1,022.9

Segment EBITDA (1)	For the Fiscal Year Ended			LTM	For the Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013	9/30/2012	9/30/2013
Affinion North America
Membership products	$109.6	$127.8	$125.2	$96.5	$110.4	$81.7
Insurance and package products	94.1	96.7	103.9	82.3	82.0	60.4
Loyalty products	32.0	49.3	54.6	69.2	38.1	52.7

Total North America	$235.7	$273.8	$283.7	$248.0	$230.5	$194.8
Affinion International
International products	29.8	38.6	19.6	17.3	20.5	18.2

Total products	$265.5	$312.4	$303.3	$265.3	$251.0	$213.0
Corporate	(13.9)	(30.2)	(17.8)	(18.6)	(11.8)	(12.6)
Impairment of goodwill and other long-lived assets	—	—	(39.7)	—	(39.7)	—

Total	$251.6	$282.2	$245.8	$246.7	$199.5	$200.4

Depreciation and amortization	(195.2)	(238.7)	(184.5)	(123.2)	(147.6)	(86.3)

Income from operations	$56.4	$43.5	$61.3	$123.5	$51.9	$114.1

(1)	The Company defines “Segment EBITDA” as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies. The Segment EBITDA of the Company’s four reportable segments does not include general corporate expenses. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily stock-based compensation expense and consulting fees paid to Apollo. General corporate expenses have been excluded from the presentation of the Segment EBITDA for the Company’s four reportable segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reportable segments are the same as those described in “Note 2—Summary of Significant Accounting Policies” in each of Holdings’ and AGI’s Annual Report on Form 10-K for the year ended December 31, 2012. Set forth below is a reconciliation of our consolidated net loss attributable to Affinion Group, Inc. for the twelve months ended December 31, 2010, December 31, 2011, December 31, 2012 and September 30, 2013 and nine months ended September 30, 2012 and 2013 to our Segment EBITDA.

Segment EBITDA Reconciliation	For the Fiscal Year Ended			LTM	For the Nine Months Ended
	12/31/2010	12/31/2011	12/31/2012	9/30/2013	9/30/2012	9/30/2013
Net loss attributable to Affinion Group, Inc.	($142.6)	($109.7)	($99.3)	($52.3)	($68.5)	($21.5)
Interest expense, net	146.4	147.3	149.5	161.8	110.8	123.1
Income tax expense	12.8	5.2	10.2	13.5	8.9	12.2
Non-controlling interest	1.0	0.9	0.7	0.5	0.5	0.3
Other (income) expense, net	1.8	(0.2)	0.2	—	0.2	—
Loss on extinguishment of debt	37.0	—	—	—	—	—
Depreciation and amortization	195.2	238.7	184.5	123.2	147.6	86.3

Segment EBITDA	$251.6	$282.2	$245.8	$246.7	$199.5	$200.4

Affinion Group, Inc. Guarantor / non-Guarantor Supplemental Financial Information

Condensed consolidating balance sheet	As of September 30, 2013
($ in millions)	Affinion Group, Inc.	Guarantor Subsidiaries (1)	Non-Guarantor Subsidiaries (2)	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$64.0	$5.0	$24.3	$—	$93.3
Restricted cash	1.7	19.8	12.0	—	33.5
Receivables, net	2.5	85.2	47.6	—	135.3
Profit-sharing receivables from insurance carriers	—	71.0	—	—	71.0
Prepaid commissions	—	32.2	6.1	—	38.3
Income taxes receivable	—	0.8	1.4	—	2.2
Intercompany interest receivable	0.4	—	—	(0.4)	—
Other current assets	10.2	28.6	38.2	—	77.0

Total current assets	78.8	242.6	129.6	(0.4)	450.6
Property and equipment, net	6.8	87.4	38.3	—	132.5
Contract rights and list fees, net	—	20.2	—	—	20.2
Goodwill	—	522.1	83.2	—	605.3
Other intangibles, net	—	129.2	42.4	—	171.6
Investment in subsidiaries	2,324.1	80.2	—	(2,404.3)	—
Intercompany loans receivable	122.3	22.4	—	(144.7)	—
Intercompany receivables	—	1,668.8	—	(1,668.8)	—
Other non-current assets	26.9	17.3	16.8	—	61.0

Total assets	$2,558.9	$2,790.2	$310.3	($4,218.2)	$1,441.2

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$11.3	$0.4	$—	$—	$11.7
Accounts payable and accrued expenses	109.8	191.9	124.2	—	425.9
Payables to related parties	43.2	0.1	—	—	43.3
Intercompany interest payable	—	—	0.4	(0.4)	—
Deferred revenue	—	74.0	25.6	—	99.6
Income taxes payable	0.9	0.1	2.3	—	3.3

Total current liabilities	165.2	266.5	152.5	(0.4)	583.8
Long-term debt	1,903.4	0.4	—	—	1,903.8
Deferred income taxes	—	69.7	3.6	—	73.3
Deferred revenue	—	5.4	5.6	—	11.0
Intercompany loan payable	—	—	144.7	(144.7)	—
Intercompany payables	1,659.2	(0.1)	9.7	(1,668.8)	—
Other long-term liabilities	2.8	31.1	5.4	—	39.3

Total liabilities	3,730.6	373.0	321.5	(1,813.9)	2,611.2

Affinion Group, Inc. deficit	(1,171.7)	2,417.2	(12.9)	(2,404.3)	(1,171.7)
Non-controlling interest in subsidiary	—	—	1.7	—	1.7

Total deficit	(1,171.7)	2,417.2	(11.2)	(2,404.3)	(1,170.0)

Total liabilities and deficit	$2,558.9	$2,790.2	$310.3	($4,218.2)	$1,441.2

(1)	Represents condensed combined balance sheet as of 9/30/2013 for the Guarantor Subsidiaries, principally comprised of the Company’s domestic subsidiaries, on a combined basis. The guarantees are full and unconditional and joint and several obligations of each of the Guarantor Subsidiaries, all of which are 100% owned by the Company. It is important to note that the Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. There are no significant restrictions on the ability of the Company to obtain funds from any of its Guarantor Subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the Guarantors as such separate financial statements are not considered meaningful.
(2)	Represents condensed combined balance sheet as of 9/30/2013 for the non-Guarantor Subsidiaries, principally comprised of the Company’s international subsidiaries, on a combined basis. It is important to note that the non-Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. The supplemental financial information has been presented in lieu of separate financial statements of the non-Guarantors as such separate financial statements are not considered meaningful.

Affinion Group, Inc. Guarantor / non-Guarantor Supplemental Financial Information

Condensed consolidating statement of operations	For the twelve months ended September 30, 2013
($ in millions)	Affinion Group, Inc.	Guarantor Subsidiaries (1)	Non-Guarantor Subsidiaries (2)	Eliminations	Consolidated
Net Revenues	—	$1,050.4	$337.1	—	$1,387.5

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	—	382.0	145.1	—	527.1
Operating costs	—	268.7	174.8	—	443.5
General and administrative	21.4	107.5	40.8	—	169.7
Impairment of goodwill and other long-lived assets	—	—	—	—	—
Facility exit costs	—	0.5	—	—	0.5
Depreciation and amortization	1.0	91.8	30.4	—	123.2

Total expenses	22.4	850.5	391.1	—	1,264.0

Income (loss) from operations	($22.4)	$199.9	($54.0)	—	$123.5
Interest income	—	0.4	0.2	—	0.6
Interest expense	(159.9)	(1.5)	(1.0)	—	(162.4)
Interest expense (expense)-intercompany	1.0	—	(1.0)	—	—
Dividend income-intercompany	—	11.4	—	(11.4)	—
Other income (expense), net	—	0.2	(0.2)	—	0.0

Income (loss) before income taxes and non-controlling interest	($181.3)	$210.4	($56.0)	($11.4)	($38.3)
Income tax expense	(1.2)	(10.9)	(1.4)	—	(13.5)

	(182.5)	199.5	(57.4)	(11.4)	(51.8)
Equity in income of subsidiaries	141.6	—	—	(141.6)	—

Net income (loss)	($40.9)	$199.5	($57.4)	($153.0)	($51.8)
Less: net income attributable to non-controlling interest	—	—	(0.5)	—	(0.5)

Net income (loss) attributable to Affinion Group, Inc.	($40.9)	$199.5	($57.9)	($153.0)	($52.3)

(1)	Represents condensed combined statement of operations as of 9/30/2013 for the Guarantor Subsidiaries, principally comprised of the Company’s domestic subsidiaries, on a combined basis. The guarantees are full and unconditional and joint and several obligations of each of the Guarantor Subsidiaries, all of which are 100% owned by the Company. It is important to note that the Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. There are no significant restrictions on the ability of the Company to obtain funds from any of its Guarantor Subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the Guarantors as such separate financial statements are not considered meaningful.
(2)	Represents condensed combined statement of operations as of 9/30/2013 for the non-Guarantor Subsidiaries, principally comprised of the Company’s international subsidiaries, on a combined basis. It is important to note that the non-Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. The supplemental financial information has been presented in lieu of separate financial statements of the non-Guarantors as such separate financial statements are not considered meaningful.

Affinion Group, Inc. Guarantor / non-Guarantor Supplemental Financial Information

Condensed consolidating statement of cash flows	For the twelve months ended September 30, 2013
($ in millions)	Affinion Group, Inc.	Guarantor Subsidiaries (1)	Non-Guarantor Subsidiaries (2)	Eliminations	Consolidated
Operating Activities
Net loss	($40.9)	$199.5	($57.4)	($153.0)	($51.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1.0	91.7	30.5	—	123.2
Amortization of debt discount and financing costs	9.9	—	—	—	9.9
Unrealized loss on interest rate swaps	—	—	—	—	—
Impairment of goodwill and other long-lived assets	—	—	—	—	—
Impairment of equity investment	—	—	—	—	—
Adjustment to liability for additional consideration based on earn-out	—	—	—	—	—
Provision for loss on accounts receivable	—	6.6	0.3	—	6.9
Facility exit costs	—	0.5	—	—	0.5
Share-based compensation	10.3	—	—	—	10.3
Equity in income (loss) of subsidiaries	(141.6)	—	—	141.6	—
Intercompany dividend	—	(11.4)	—	11.4	—
Deferred income taxes	0.6	10.7	(5.8)	—	5.5
Net change in assets and liabilities:
Restricted cash	(1.6)	8.0	(0.2)	—	6.2
Receivables	0.1	13.3	(3.9)	—	9.5
Receivables from related parties	0.2	(0.1)	(0.1)	—	—
Profit-sharing receivables from insurance carriers	—	17.2	0.7	—	17.9
Prepaid commissions	—	6.9	(1.6)	—	5.3
Other current assets	(2.3)	11.3	(2.1)	—	6.9
Contract rights and list fees	—	2.4	—	—	2.4
Other non-current assets	0.3	4.6	(9.2)	—	(4.3)
Accounts payable and accrued expenses	(3.6)	(5.5)	19.1	—	10.0
Payables to related parties	(7.5)	—	—	—	(7.5)
Deferred revenue	—	(26.5)	(1.5)	—	(28.0)
Income taxes receivable and payable	0.2	(0.1)	0.8	—	0.9
Other long-term liabilities	(0.1)	(3.8)	(0.5)	—	(4.4)
Other, net	(2.0)	(1.2)	0.8	—	(2.4)

Net cash provided by (used in) operating activities	($177.0)	$324.1	($30.1)	—	$117.0

Investing Activities
Capital expenditures	1.2	(20.3)	(23.6)	—	(42.7)
Restricted cash	—	—	(3.9)	—	(3.9)
Acquisition-related payment, net of cash acquired	—	—	(15.7)	—	(15.7)

Net cash used in investing activities	$1.2	($20.3)	($43.2)	—	($62.3)

Financing activities
Deferred financing costs	(6.3)	—	—	—	(6.3)
Principal payments on borrowings	(11.3)	(0.5)	—	—	(11.8)
Return of capital to parent company	—	—	—	—	—
Intercompany loan	(71.0)	0.1	70.9	—	—
Intercompany receivables and payables	304.8	(302.8)	(2.0)	—	—
Capital contribution to a subsidiary	(3.0)	—	3.0	—	—

Net cash used in financing activities	$213.2	($303.2)	$71.9	—	($18.1)

Effect of changes in exchange rates on cash and cash equivalents	—	—	0.2	—	0.2

Net increase (decrease) in cash and cash equivalents	37.4	0.6	(1.2)	—	36.8
Cash and cash equivalents, beginning of period	26.6	4.4	25.5	—	56.5

Cash and cash equivalents, end of period	$64.0	$5.0	$24.3	—	$93.3

(1)	Represents condensed combined statement of cash flows as of 9/30/2013 for the Guarantor Subsidiaries, principally comprised of the Company’s domestic subsidiaries, on a combined basis. The guarantees are full and unconditional and joint and several obligations of each of the Guarantor Subsidiaries, all of which are 100% owned by the Company. It is important to note that the Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. There are no significant restrictions on the ability of the Company to obtain funds from any of its Guarantor Subsidiaries by dividends or loan. The supplemental financial information has been presented in lieu of separate financial statements of the Guarantors as such separate financial statements are not considered meaningful.
(2)	Represents condensed combined statement of cash flows as of 9/30/2013 for the non-Guarantor Subsidiaries, principally comprised of the Company’s international subsidiaries, on a combined basis. It is important to note that the non-Guarantor Subsidiaries are illustrated on a historical basis, not pro forma for the proposed transactions. The supplemental financial information has been presented in lieu of separate financial statements of the non-Guarantors as such separate financial statements are not considered meaningful.

Capitalization

The following table sets forth, as of September 30, 2013, Holdings’, AGI’s and Affinion Investments’ actual cash and cash equivalents and capitalization. Affinion Investments is an existing wholly owned unrestricted subsidiary of AGI. Currently, Affinion Investments has no significant assets or operations. Upon consummation of the Exchange Offers, Affinion Investments’ assets will principally consist of (a) the Extended AGI Notes received in the Intercompany Exchange, (b) 17.5% of the equity interests of Affinion International Holdings Limited and (c) 35% of the equity interests in all of the other first-tier operating foreign subsidiaries of AGI.

The following table also sets forth Holdings’, AGI’s, Affinion Investments’ and Affinion Investments II’s cash and cash equivalents and capitalization as adjusted to give pro forma effect to the Exchange Offers, Foreign Subsidiary Restructuring and related transactions as if they had occurred on September 30, 2013. Affinion Investments II is an existing wholly owned unrestricted subsidiary of AGI and currently has no significant assets or operations. Upon consummation of the Exchange Offers, Affinion Investments II will own 17.5% of the equity interests in Affinion International Holdings Limited. This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information and management’s discussion and analysis of financial condition and results of operations incorporated by reference into this Offering Memorandum.

Pro forma adjustments relating to the Exchange Offers are shown assuming 100% participation by the holders of the Existing AGI Notes and the Existing Holdings Notes (“Maximum Participation”) and assuming the minimum participation thresholds of 90% for the holders of the Existing AGI Notes and 92.5% of the Existing Holdings Notes (“Minimum Participation”). In each case the pro forma adjustments assume all Existing Notes participating in the Exchange Offers are validly tendered at or prior to the Consent Time.

					Affinion		Affinion
	Holdings		AGI		Investments		Investments II
Capitalization - Maximum Participation (in $ millions)	Historical (9/30/2013)	Pro Forma	Historical (9/30/2013)	Pro Forma	Historical (9/30/2013)	Pro Forma	Pro Forma
Cash and cash equivalents	$93.8	$93.8	$93.3	$93.3	—	—	—

Long-term debt (including current portion):
Credit Agreement:
Revolving credit facility (1)	—	$20.0	—	$20.0	—	—	—
Term loan facility	1,087.5	1,087.5	1,087.5	1,087.5	—	—	—
Existing AGI Senior Notes (2)	472.7	472.7	472.7	472.7	—	—	—
New Investments Notes (3)	—	362.6	—	362.6	—	362.6	—
Existing AGI Notes (4)	354.4	—	354.4	—	—	—	—
New Holdings Notes (5)	—	325.0	—	—	—	—	—
Existing Holdings Notes (6)	323.1	—	—	—	—	—	—
Capital lease obligations	0.9	0.9	0.9	0.9	—	—	—

Total long-term debt, including current portion	$2,238.6	$2,268.7	$1,915.5	$1,943.7	—	$362.6	—

Total stockholder’s equity (deficit)	(1,463.8)	(1,499.0)	(1,170.0)	(1,193.8)	1.0	46.0	17.9

Total capitalization (7)	$774.8	$769.7	$745.5	$749.9	$1.0	$408.6	$17.9

(1)	Our borrowing availability under our $165 million revolving credit facility is reduced by $16.9 million of outstanding letters of credit. On September 30, 2013, we had no borrowings outstanding. The pro forma amount assumes that approximately $20 million in amendment and transaction fees are paid by drawing on our revolving credit facility. Total fees are an estimate and are subject to change.
(2)	Balance shown net of unamortized discount of $2.3 million.
(3)	Balance shown at the face amount of the New Investments Notes.
(4)	Balance shown net of unamortized discount of $1.1 million.
(5)	Balance shown at the face amount of New Holdings Notes.
(6)	Balance shown net of unamortized discount of $1.9 million.
(7)	Total capitalization represents the sum of the total long-term debt, including current portion and total stockholder’s equity (deficit) and excludes current liabilities, deferred income taxes, deferred revenue and other long-term liabilities. The $1.0 million capitalization shown for Affinion Investments as of September 30, 2013 corresponds to the $1.0 million cash capital contribution Affinion Investments received from AGI in connection with the subscription and capital commitment letter with Alclear Holdings, LLC (“Alclear”), as further discussed in each of Holdings’ and AGI’s Annual Report on Form 10-K for the year ended December 31, 2012. Prior to the closing of the Exchange Offers, Affinion Investments’ investment in Alclear will be transferred to a new unrestricted subsidiary.

					Affinion		Affinion
	Holdings		AGI		Investments		Investments II
Capitalization - Minimum Participation (in $ millions)	Historical (9/30/2013)	Pro Forma	Historical (9/30/2013)	Pro Forma	Historical (9/30/2013)	Pro Forma	Pro Forma
Cash and cash equivalents	$93.8	$93.8	$93.3	$93.3	—	—	—

Long-term debt (including current portion):
Credit Agreement:
Revolving credit facility (1)	—	$20.0	—	$20.0	—	—	—
Term loan facility	1,087.5	1,087.5	1,087.5	1,087.5	—	—	—
Existing AGI Senior Notes (2)	472.7	472.7	472.7	472.7	—	—	—
New Investments Notes (3)	—	326.3	—	326.3	—	326.3	—
Existing AGI Notes (4)	354.4	35.4	354.4	35.4	—	—	—
New Holdings Notes (5)	—	300.6	—	—	—	—	—
Existing Holdings Notes (6)	323.1	24.2	—	—	—	—	—
Capital lease obligations	0.9	0.9	0.9	0.9	—	—	—

Total long-term debt, including current portion	$2,238.6	$2,267.7	$1,915.5	$1,942.9	—	$326.3	—

Total stockholder’s equity (deficit)	(1,463.8)	(1,497.6)	(1,170.0)	(1,192.8)	1.0	46.0	17.9

Total capitalization (7)	$774.8	$770.1	$745.5	$750.1	$1.0	$372.3	$17.9

(1)	Our borrowing availability under our $165 million revolving credit facility is reduced by $16.9 million of outstanding letters of credit. On September 30, 2013, we had no borrowings outstanding. The pro forma amount assumes that approximately $20 million in amendment and transaction fees are paid by drawing on our revolving credit facility. Total fees are an estimate and are subject to change.
(2)	Balance shown net of unamortized discount of $2.3 million.
(3)	Balance shown at the face amount of the New Investments Notes.
(4)	Balance shown net of unamortized discount of $1.1 million.
(5)	Balance shown at the face amount of New Holdings Notes.
(6)	Balance shown net of unamortized discount of $1.9 million.
(7)	Total capitalization represents the sum of the total long-term debt, including current portion and total stockholder’s equity (deficit) and excludes current liabilities, deferred income taxes, deferred revenue and other long-term liabilities. The $1.0 million capitalization shown for Affinion Investments as of September 30, 2013 corresponds to the $1.0 million cash capital contribution Affinion Investments received from AGI in connection with the subscription and capital commitment letter with Alclear, as further discussed in each of Holdings’ and AGI’s Annual Report on Form 10-K for the year ended December 31, 2012. Prior to the closing of the Exchange Offers, Affinion Investments’ investment in Alclear will be transferred to a new unrestricted subsidiary.

Risk Factors

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including payments of interest on and principal of the New Notes.

We are a highly leveraged company. As of September 30, 2013, we had approximately $2.2 billion principal amount of outstanding indebtedness. Our annual debt service payment obligations, exclusive of capital lease obligations, do not include any required principal repayments until 2015, other than quarterly payments on the Credit Agreement equal to 1% per annum and annual required repayments based on excess cash flow. As of September 30, 2013, our estimated annual 2013 principal and interest payments on our debt will be approximately $197.2 million. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets and/or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing expenditures;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness acquired in the Exchange Offers, and will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are and will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

All of the debt under the Credit Agreement is variable-rate debt, subject to a minimum LIBOR floor.

The terms of the Credit Agreement, the Existing Indentures, the indenture governing the AGI Senior Notes and the New Indentures may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Credit Agreement, the Existing Indentures, the indenture governing the AGI Senior Notes and the New Indentures contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	sell preferred stock of a restricted subsidiary;

•	pay dividends and make other restricted payments (including payments of certain junior debt);

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the Credit Agreement requires AGI to maintain certain financial ratios. As a result of these covenants, AGI will be limited in the manner in which it conducts its business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we fail to comply with the covenants contained in the Credit Agreement, an event of default, if not cured or waived, could result under the Credit Agreement, and the lenders thereunder:

•	will not be required to lend any additional amounts to AGI;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing the Credit Agreement; and

•	could require AGI to apply all of its available cash to repay these borrowings;

any of which could result in an event of default under the Existing Holdings Notes, the Existing AGI Notes, the AGI Senior Notes and the New Notes.

If the indebtedness under the Credit Agreement, the Existing Holdings Notes, the Existing AGI Notes, the AGI Senior Notes or the New Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the Existing Indentures, the indenture governing the AGI Senior Notes, the New Indentures and the Credit Agreement contain restrictions on the applicable issuer’s ability and that of any of its subsidiaries to incur additional indebtedness. However, these restrictions are, or will be (as applicable), subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of September 30, 2013, we had $148.1 million available for additional borrowing under the revolving loan commitments under the Credit Agreement, after giving effect to $16.9 million of outstanding letters of credit. In addition, the covenants under our existing debt agreements would allow us to borrow a significant amount of additional debt. The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including payments of interest on and principal of the New Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay interest on and principal of the New Notes and to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under the Credit Agreement, the availability of which depends on, among other things, AGI complying with the covenants in the Credit Agreement.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the Credit Agreement or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the New Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including the Credit Agreement, the Existing Indentures, the indenture governing the AGI Senior Notes and the New Indentures may restrict us from adopting some of these alternatives. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, the Apollo Funds and their affiliates have no continuing obligation to provide us with debt or equity financing.

Holdings is a holding company with no direct operations and no significant assets other than the ownership of the stock of AGI and all of its net revenues are earned by its direct and indirect subsidiaries. Holdings’ ability to service its indebtedness depends upon the performance of these subsidiaries and their ability to make distributions.

Holdings is a holding company and all of its operations are conducted by its subsidiaries. Therefore, Holdings’ cash flows and its ability to service indebtedness will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to Holdings by its subsidiaries will be contingent upon its subsidiaries’ earnings.

The terms of the Credit Agreement and the terms of the Existing AGI Indenture, the indenture governing the AGI Senior Notes and the New Indentures each significantly restrict Holdings’ subsidiaries from paying dividends and otherwise transferring assets to Holdings. The terms of each of those debt instruments provide Holdings with “baskets” that can be used to make certain types of “restricted payments,” including dividends or other distributions to Holdings. The terms of any future indebtedness incurred by Holdings or any of its subsidiaries may include additional restrictions on their ability to make funds available to Holdings, which may be more restrictive than those contained in the terms of the Credit Agreement, the Existing AGI Indenture, the indenture governing the AGI Senior Notes and the New Indentures.

Holdings’ subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay amounts due under Holdings’ indebtedness or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

We have historically experienced net losses and negative working capital.

Since the consummation on October 17, 2005 of the acquisition (the “Acquisition”) by AGI of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the Acquisition), we have had a history of net losses and negative working capital. For the years ended December 31, 2012, 2011 and 2010, we had net losses attributable to us of $139.6 million, $156.9 million and $191.1 million, respectively. For the nine months ended September 30, 2013, we had a net loss attributable to us of $51.8 million. We cannot assure you that we will not continue to report net losses in future periods. Our working capital deficit as of December 31, 2012, 2011 and 2010 was $111.9 million, $112.6 million and $31.6 million, respectively.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As part of the Acquisition, we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting Cendant Marketing Services (“Predecessor”), a division of Cendant Corporation (“Cendant”). Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future. We expect that tax deductions attributable to the 338(h)(10) election to be up to approximately $119 million per year ending in 2020. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, pursuant to Section 382 of the Internal Revenue Code, if we undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period), our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our post-change income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that any transfers of our stock will not trigger an “ownership change” and cause such limitation to apply. Holders should also refer to the discussion of Section 382 of the Internal Revenue Code in “Certain United States Federal Income Tax Considerations—Tax Consequences to the Company—Section 382.

We provide periodic reports as a “voluntary filer” pursuant to our contractual obligations in the Existing Indentures and the indenture governing the AGI Senior Notes, which contractual obligations may be amended without your consent.

Our obligation to file periodic reports pursuant to Section 15(d) of the Exchange Act has been automatically terminated because the Existing Holdings Notes, the Existing AGI Notes and the AGI Senior Notes were held by fewer than 300 persons on January 1, 2013. Notwithstanding this automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the Securities and Exchange Commission (the “SEC”) and to provide holders of the AGI Senior Notes and the New Notes with copies of any filed reports as a “voluntary filer” in compliance with the indenture governing the AGI Senior Notes and the New Holdings Indenture. Affinion Investments will not separately file reports with the SEC, but information about Affinion Investments will be included in the reports filed by Holdings. We expect that such periodic reports filed by us as a voluntary filer will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indenture governing the AGI Senior Notes and the New Holdings Indenture with the consent of the holders of at least a majority of the AGI Senior Notes and the New Holdings Notes, respectively, in which case we would no longer be obligated to file periodic reports with the SEC and may cease doing so.

We must replace the clients, including marketing partners, and customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our client and customer base will decline, resulting in material adverse effects to our financial condition.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of clients, including marketing partners, or customers has occurred historically, and in the future may occur, due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	client and customer turnover.

Further, more recently, we also have experienced a net loss of members and end-customers due to the regulatory issues at our financial institution marketing partners, which have and may continue to cause, such partners to cancel the membership of certain members and end-customers. Additionally, we expect to continue to see a net loss of members and end-customers as we continue our ongoing strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base and as we increase our level of marketing investment with non-financial clients and in media where we have less response history from prior marketing efforts, which could result in lower overall consumer response and longevity than what we historically observed from our financial clients or through direct mail. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline.

If we fail to implement our business strategy successfully, our financial performance could be harmed.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy is to pursue initiatives that maintain and enhance our position as a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with our marketing partners by creating and/or delivering valuable products and services that generate incremental loyalty and to focus on attractive opportunities that will increase our profitability and cash flows. We may not be able to implement our business strategy successfully or achieve the anticipated benefits. If we are unable to do so, our long-term growth, profitability and ability to service our debt may be materially adversely affected. Even if we are able to implement some or all of the key elements of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all. Implementation of our business strategy could also be affected by a number of factors beyond our control, such as legal developments, government regulation, general economic conditions or increased operating costs or expenses.

We derive a substantial amount of our revenue from the members and end-customers we obtain through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

We derive a substantial amount of our net revenue from the customers we obtain through only a few of our marketing partners. In 2012, we derived approximately 45% of our net revenues from members and end-customers we obtained through the 10 largest marketing partners of our more than 5,740 marketing partners.

Many of our key marketing partner relationships are governed by agreements that may be terminated at any time without cause by our marketing partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated at any time by our marketing partners upon notice of as few as 30 days without penalty. Our marketing partners are not subject to minimum marketing commitments that are material, individually or in the aggregate. Moreover, under many of these agreements, our marketing partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key marketing partners may be selected for bidding through a request for proposal process. As a result of the regulatory supervisory audits and inquiries of certain of our financial institution marketing partners, certain partners have terminated their agreements with us or ceased marketing our services to, or ceased billing, their customers. The loss of such marketing partners, the cessation of their marketing of our services or the billing of their customers or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such marketing partner’s customers are customers of ours and could adversely affect our ability to further market new or existing services through such marketing partner to prospective customers. There can be no assurance that more of our or other marketing partners will not terminate their relationship with us, cease or reduce their marketing of our services, cease the billing of their customers or suffer a decline in their business. If other marketing partners terminate or do not renew their relationships with us and we are required to cease providing our services to, or cease billing, their customers, then we could lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

Our typical membership products agreements with marketing partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. However, in some cases, our marketing partners have, and others may in the future, nonetheless violate their contractual obligations and cease facilitating the billing of such existing members. Under certain of our insurance products agreements, however, marketing partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our marketing partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our marketing partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, marketing partners under certain agreements also have and may continue to require us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us or due to a change in the law or regulations. If more of these marketing partners were to terminate our agreements with them, and require us to cease providing our services to, or cease billing, their customers, then we could continue to lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

Our profitability depends on members and end-customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual member or end-customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end-customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial membership period compared to renewal periods. Members and end-customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our members’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason could result in a loss of members and end-customers and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of members or end-customers could result in a loss of significant revenues and reduce our profitability.

We depend on various third-party vendors to supply certain products and services that we market and to market certain of our products and services on our behalf. The failure of these vendors for any reason to provide or market these products or services in accordance with our requirements could result in customer dissatisfaction, expose us to increased liability and harm our business, financial condition and reputation.

We depend on various third-party vendors, including travel and hospitality suppliers, credit content providers, and insurance carriers, to supply the products and services that we market, and the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms as favorable to us. Additionally, if any third party vendor suffers interruptions, delays or quality problems, it could result in negative publicity and customer dissatisfaction which could reduce our revenues and profitability. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, we may be required to use an alternative carrier or change our insurance products or cease marketing certain insurance related products in certain states, as a result of which our revenue and profitability could be adversely affected. If we are required to use an alternative insurance carrier or change our insurance related products, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction.

Furthermore, we utilize third-party vendors to market certain of our products and services on our behalf. The failure of any of our third-party vendors to satisfy our contractual or other requirements, including the failure to comply with applicable laws or regulations, could subject us to private lawsuits or governmental investigations or proceedings, may result in our liability for damages and fines, and/or harm our reputation. If any third party vendor marketing our products and services on our behalf suffers interruptions, delays or quality problems, it could reduce our revenues and profitability.

With respect to both vendors that supply certain products and services and vendors that market certain of products and services, replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability. Additionally, if third-party vendors increase their prices for their services, it would increase our costs and could result in a reduction of our profitability.

We depend, in part, on payment processors to obtain payments for us. If our payment processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on payment processors to obtain payments for us. The payment processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a payment processor ceases operations or terminates its agreement with us, there can be no assurance a replacement payment processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Changes to the Visa and MasterCard Rules, the American Express Rules, or other rules and regulations governing card issuers or our marketing partners that negatively impact payment processors’ operations or ability to obtain payments for us, could adversely affect our revenues and profitability. Further, to the extent payment processors or issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We have traditionally marketed membership programs which have up-front annual membership fees. However, over the last six years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. In excess of 95% of our domestic new member and end-customer enrollments for the nine months ended September 30, 2013 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year rather than at the beginning of the membership term as with annual billing.

We may be unable to achieve annual Adjusted EBITDA growth in future periods.

We may not be able to achieve annual Adjusted EBITDA growth in future periods. A variety of risks and uncertainties could cause us to not achieve Adjusted EBITDA growth, including, among others, business, economic and competitive risks and uncertainties discussed under “Risk Factors” and “Forward-Looking Statement.” In order to achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns on investment for our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain key marketing partners and expand those relationships, develop relationships with new key marketing partners, grow our international operations, and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. Accordingly, we cannot assure you that we will be able to achieve Adjusted EBITDA growth for any future period.

Increases in insurance claim costs will negatively impact the revenues and profitability of our Insurance business.

Our commission revenue from insurance programs is reported net of insurance cost. The major component of insurance cost represents claim costs, which are not within our control. While we seek to limit our exposure on any single insured and to recover a portion of benefits paid by ceding reinsurance to reinsurers, significant unfavorable claims experience will reduce our revenues and profitability.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of the programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Experian, Equifax, TransUnion, Aegon, Intersections, Sisk, Carlson Marketing Group, Epsilon, Assurant and Card Protection Plan. In addition, we could face competition if our current marketing partners were to develop and market their own in-house programs, products and services similar to ours. Furthermore, certain of our marketing partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current marketing partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between marketing partners and program providers are often exclusive with respect to a particular program, potential marketing partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, package programs similar to ours are offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins by offering such programs in-house, we have been required to significantly reduce our prices when our agreements with these financial institutions come up for renewal in order to remain competitive. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market and provide our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, point-of-sale marketing, telemarketing, online marketing and other methods. These media are regulated by state, federal and foreign laws and we believe that these media will be subject to increasing regulation. Such regulation may limit our ability to solicit or sign up new customers or to provide products or services to existing customers.

Our U.S. programs and services are subject to extensive regulation and oversight by the Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”), the Consumer Financial Protection Bureau (“CFPB”), state attorneys general and/or other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing related to our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and related regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Our travel products and services are subject to regulation by the U.S. Department of Transportation, as well as other U.S. laws and regulations governing the offer and sale thereof. The gift cards that we provide to our clients, their customers and members are subject to the Credit Card Accountability Responsibility and Disclosure Act of 2009 and similar state laws, which contain specific disclosure requirements, prohibitions or limitations on the use of expiration dates and the ability to impose certain fees. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market and/or provide our programs and services and reduce our revenues and profitability.

Similarly our operations in the European Economic Area are also often subject to strict regulation and oversight by regulatory agencies, including the Financial Conduct Authority (“FCA”) in the U.K. These laws include, in particular, restrictions on our insurance intermediary activities as a regulated financial service requiring prior authorization and adherence to various rules on management and controls, documentation, complaints handling, minimum financial resources and the contracting process with consumers. In addition, our international business is subject to regulation including data protection legislation requiring notification and obtaining consent for certain marketing limitations on the transfer of personal data from and within the European Economic Area and advertising rules regarding the content of marketing. “Distance selling” information and cancellation rules must also be followed when we contract with consumers at a distance including via post, phone, email, text or website. In the latter case, electronic commerce rules also come into play. These distance selling and e-commerce rules are currently being revised pursuant to the European Consumer Directive and are expected to be implemented by each member state no later than June 13, 2014, which revisions cover the requirements regarding the purchase of goods and services on the internet or by phone. Some of our products in the U.K. also involve the provision of services classified as consumer credit and therefore require additional licenses to be applied for and maintained. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email. Recent additions to the regulatory landscape to which we are subject in the European Economic Area include restrictions on what are considered to be unfair or misleading commercial practices and new general rules on providing services involving information and basic complaint handling rules to be followed. While many of these rules are based on European Directives, different jurisdictions have varying implementation and enforcement approaches which can be difficult to navigate. New rules or changes in existing ones at a European or Member State level in countries where we operate could restrict our current practices resulting in a reduction in our revenues and profitability.

Our global operations are also subject to trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. These trade sanctions generally prohibit U.S. persons, including our controlled international subsidiaries, from engaging in certain types of transactions, such as travel bookings, with designated foreign countries, nationals, organizations, and others, which prohibitions may conflict with laws of other jurisdictions in which we operate. We are also subject to U.S. and international anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other laws in other jurisdictions that prohibit the making, receiving or offering of improper payments or other benefits for the purpose of influencing decisions, obtaining or retaining business, or obtaining preferential treatment and require us to maintain adequate record-keeping and internal controls to ensure that our books and records accurately reflect our transactions. We have implemented policies, training and compliance programs designed to prevent such prohibited practices and transactions, as well as detect such prohibited practices and transactions if they were to occur. However, there can be no assurance that our policies, training and compliance programs will effectively prevent violation of such laws and regulations. Any such violation may subject us to criminal and/or civil penalties, prohibit or limit the conduct of our business in such jurisdictions, and/or disrupt our operations as we develop new compliance procedures, any of which could adversely affect our business, our reputation and our profitability.

Some of our products, including our insurance products, require us to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by us to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulators denying our initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses we currently possess, which could severely inhibit our ability to market and/or provide these products.

Our marketing partners are subject to a wide variety of federal, state and foreign laws and regulations, including banking, insurance and privacy laws and supervisory audits and inquiries. Changes in the laws or regulations applicable to our marketing partners or the failure of our marketing partners to comply with such laws and regulations or the outcome of supervisory audits and inquiries have resulted in some of our financial institution marketing partners terminating, and may cause others to in the future to terminate, their contracts with us, to cease facilitating payment processing or to cease marketing our services to their members or end-consumers, all of which could have a material adverse impact on our business. In addition, our marketing partners are subject to various federal and state consumer protection laws designed to ensure that consumers are protected from unfair and deceptive marketing practices. Moreover, our financial institution marketing partners are subject to oversight by the Office of the Comptroller of the Currency (the “OCC”), Federal Deposit Insurance Corporation, the CFPB and the FCA as described below. Pursuant to such oversight, the financial institutions are required to oversee their service providers, vendors or products sold to customers of such financial institutions. As a result, our financial institution marketing partners may impose requirements and processes that could impede our ability to market our programs and services and reduce our revenues and profitability.

The overall impact of the regulations imposed on us and our clients by the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”) is difficult to estimate, in part because certain regulations need to be adopted by the CFPB with respect to consumer financial products and services and in part because regulations that have been adopted have only recently taken effect. These new and contemplated regulations and supervisory audits and inquiries could impose additional reporting, supervisory and regulatory requirements on, as well as result in inquiries of, us and our marketing partners that could delay or cease marketing campaigns with certain marketing partners or otherwise adversely affect our business, financial condition and results of operations. In addition, the CFPB or other bank oversight federal agencies, such as the OCC and FCA, have issued and may continue to issue rulings or findings or enter into a settlement or consent orders with one or more of our financial institution marketing partners that relates to the products or services we provide to such financial institution, which could adversely affect our marketing with that marketing partner or require changes to our products or services to consumers and could have a material adverse effect on our business, financial condition and results of operations. Moreover, other financial institutions may view such existing or future rulings, findings, settlements or consent orders as imposing a standard they will comply with. As a result, certain financial institution marketing partners have, and others could, delay or cease marketing with us, terminate their agreements with us, require us to cease providing services to members or end-consumers, or require changes to our products or services to consumers that could have a material adverse effect on our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with these laws and regulations, as well as rapidly evolving expected standards, could adversely affect our business or our reputation.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Consumer complaints with respect to our industry have resulted in, and may in the future result in, state, federal and foreign regulatory and other investigations. Any changes to applicable regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us (and in some cases our management) to fines, consumer restitution, or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our marketing partners the right to terminate certain of our contracts or assert claims under our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing.

Over the past several years, there has also been proposed legislation in several states and the European Economic Area that may impact our business. For example, various state insurance commissions are reviewing the various health insurance model acts and regulations, which could change the manner in which certain supplemental insurance products may be offered to consumers. Several bills also have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If such legislation is passed in one or more states or by Congress, it could impede our ability to market our programs and services and reduce our revenues and profitability. Legislation relating to consumer privacy may also affect our ability to collect data that we use in providing our services, which, among other things, could negatively affect our ability to satisfy our clients’ needs.

We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

We are involved in claims, legal proceedings and state, federal and foreign governmental inquiries related to employment matters, contract disputes, business and marketing practices, trademark and copyright infringement claims and other commercial matters. Additionally, certain of our marketing partners have become, and others may become, involved in legal proceedings or governmental inquiries relating to our products or marketing practices. As a result, we may be subject to indemnification obligations under our marketing agreements. While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation. There can be no assurance that our accruals for legal actions or investigations will be sufficient to satisfy all related claims and expenses.

The Company has received in the past, and may receive in the future, inquiries from numerous state attorneys general and U.S. federal agencies and U.K. regulatory agencies relating to the marketing of its membership programs and its compliance with consumer protection statutes. The Company responded to these regulatory bodies’ requests for documents and information and is in active discussions with them regarding their investigations and, in some cases, the resolution of these matters. Settlement of such matters may include payment by the Company of the costs of the investigation, restitution to consumers and injunctive relief. For example, as reported in our Current Report on Form 8-K filed with the SEC on October 10, 2013, we entered into a settlement agreement with 47 state attorneys general with respect to the legacy marketing practices in our membership business known as “online data pass” and “live-check marketing.”

We rely on our marketing partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our marketing partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our marketing partners. There can be no assurance that our marketing partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our marketing partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our marketing partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end-customers, and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution marketing partners. A prolonged downturn in the financial institution industry may have an adverse impact on our business.

Our future success is dependent in large part on continued demand for our programs and services within our marketing partners’ industries. In particular, the customers of our financial institution marketing partners accounted for a significant amount of our members and end-customers and revenues in 2012. A significant and prolonged downturn in the financial institution industry, or a trend in that industry to reduce or eliminate its use of our programs, products and services, could result in a loss of members and end-customers and reduce our revenues and profitability. Additionally, our financial institution marketing partners are subject to extensive regulations, such as Dodd-Frank. The Dodd-Frank regulatory framework included the creation of the CFPB which has the authority to regulate all consumer financial products sold by banks and non-bank companies. These regulations have subjected our financial institution marketing partners to increased regulatory oversight and scrutiny regarding their compliance with consumer laws and regulations that could adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure of our financial institution marketing partners to comply with these laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could adversely affect our business or our reputation.

We may lose members or end-customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated approximately 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end-customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a loss of members and end-customers and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Such data is maintained by the Company, as well as by certain of our third-party vendors that provide components for our products and services or assist in the billing for membership programs. Although we maintain a global risk management program to minimize the risks of a data breach, including conducting periodic audits of the security risk programs of our third-party vendors, unauthorized users might access or disrupt that data, and human error or technological failures might cause the wrongful dissemination or disruption of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. Although we maintain insurance coverage for certain computer network security and privacy-related risks, we may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from marketing partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the FCA and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain marketing partners, members and end-customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property, which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our marketing partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our marketing partners and members and end-customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and international postal service, and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability. In addition, the U.S. Postal Service and international postal service increase rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from recent or future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share. In general, the success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions we have made in the past such as Prospectiv Direct, Inc. and any future acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

Our international operations are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

•	difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•	restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes to tax laws or regulations in countries where our international businesses operate.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Todd H. Siegel, our Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Siegel or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment.

We are controlled by Apollo who will be able to make important decisions about our business and capital structure.

Currently, approximately 68% of the Common Stock of Holdings is beneficially owned by the Apollo Funds, and 21% is beneficially owned by investment funds affiliated with General Atlantic. Immediately following the Exchange Offers, assuming all Existing Holdings Notes are tendered in the Holdings Exchange Offer and assuming all of the Series A Warrants are immediately exercised, approximately 58% of the Common Stock of Holdings will be beneficially owned by the Apollo Funds, and approximately 18% will be beneficially owned by investment funds affiliated with General Atlantic. As a result, the Apollo Funds control us and have the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Holdings’ stock, including approving acquisitions or sales of all or substantially all of our assets, subject to the terms of the Stockholder Agreement. Under the Stockholder Agreement, certain limited partnerships sponsored by General Atlantic currently have the right to nominate three of our eleven directors, and the Apollo Funds have the right to nominate the remaining directors. In addition, the Stockholder Agreement provides for the nomination of Mr. Todd Siegel as a director in his capacity as our Chief Executive Officer and for the nomination of Nathaniel J. Lipman as a director. The directors elected by the Apollo Funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs, the declaration of dividends and the purchase of our indebtedness, subject to the terms of the Credit Agreement, the Existing Indentures, the indenture governing the AGI Senior Notes and the New Indentures. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Item 8.01.	Other Events.

On November 7, 2013, AGI issued a press release announcing the commencement of the Exchange Offers and Consent Solicitations with respect to the outstanding Existing Notes. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Press Release issued by Affinion Group, Inc. dated November 7, 2013 announcing the results for the third quarter ended September 30, 2013

99.2	Press Release issued by Affinion Group, Inc. dated November 7, 2013 announcing the commencement of the Exchange Offers and Consent Solicitations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: November 7, 2013	By:	/s/ Mark G. Gibbens
Name: Mark G. Gibbens
Title: Executive Vice President and Chief Financial Officer

AFFINION GROUP, INC.

Date: November 7, 2013	By:	/s/ Mark G. Gibbens
Name: Mark G. Gibbens
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release issued by Affinion Group, Inc. dated November 7, 2013 announcing the results for the third quarter ended September 30, 2013

99.2	Press Release issued by Affinion Group, Inc. dated November 7, 2013 announcing the commencement of the Exchange Offers and Consent Solicitations